XsunX Elevates Joseph Grimes to President and Robert Wendt to Chief Technology Officer

ALISO VIEJO, California, April 21, 2009 – XsunX, Inc. (OTC Bulletin Board:  XSNX), a solar technology company working to build a multi-megawatt thin film photovoltaic (TFPV) solar module manufacturing facility, today announced management changes focused at broadening business development oversight and leveraging management skill sets of current members of the XsunX staff. .

Mr. Joseph Grimes, the Company’s Chief Operating Officer, has been promoted and his position will now include that of President. Under his dual roles Mr. Grimes will have oversight responsibilities in helping to define the Company’s strategies while continuing to execute XsunX business development objectives. XsunX has benefited from Mr. Grimes experience in thin-film technology commercialization, manufacturing management experience, and his extensive background in the development of management programs.  Mr. Grimes holds a Bachelor’s degree in business economics and environmental studies, and a Master’s in computer modeling and operation research applications, both from the University of California at Santa Barbara.

Mr. Robert G. Wendt, the Company’s current V.P. of Engineering, has been promoted to Chief Technology Officer and is assuming responsibility for the oversight of thin film technology development, product design, and technology commercialization efforts. Mr. Wendt brings to XsunX nearly 15 years of solar thin film development and commercialization experience including successful commercialization efforts with thin films based on copper indium gallium dislelenide (CIGS).  Prior to joining XsunX, Mr. Wendt was Vice President of Product Development, and Engineering at Global Solar Energy where he led and directed several areas including CIGS technology development, equipment design and integration, facilities design and construction, engineering, production, and operations where he gained direct commercial experience in the production of over several million square feet of marketable CIGS thin film solar product.

"We are pleased to announce the promotion of Joseph and Robert, two well respected industry experts and veterans with outstanding technology and leadership records,” stated Tom Djokovich, CEO of XsunX . “Their fervor for renewable energy technologies coupled with strong experience implementing sustainable goals will enable XsunX to better execute our strategies.  As CEO of XsunX, I will continue to focus on corporate governance, securities compliance, and capital formation efforts.” concluded Djokovich.

For more information about XsunX, please visit XsunX Web site:  http://www.XsunX.com

Contact: For XsunX, Inc. Investor & Media Relations Tel: (888) 797-4527

Safe Harbor Statement:  Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this press release, the words “anticipate”, “believe”, “estimate”, “may”, “intend”, “expect” and similar expressions identify such forward-looking statements.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties.  These include, but are not limited to, risks and uncertainties associated with:  the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.